Emergent Capital Announces Financing Commitment
for Bankruptcy Exit

Boca Raton, Fla., July 24, 2019 – Emergent Capital, Inc. (OTCQX: EMGC) ("Emergent" or the "Company"), today announced that on July 18, 2019, Emergent and its subsidiaries, including White Eagle Asset Portfolio, LP, entered into a binding commitment with Jade Mountain Partners in connection with the Plan of Reorganization of Emergent’s subsidiaries previously approved by the United States Bankruptcy Court for the District of Delaware. The commitment letter provides for a transaction in which Jade Mountain and/or certain of its affiliates and/or certain investors will acquire 72.5% of the equity interests of White Eagle, the owner of substantially all of the Company’s portfolio of life insurance policies, in exchange for $384,250,000 as may be adjusted in accordance with the final documentation. The proceeds of the transaction will be used to pay off White Eagle’s revolving credit facility with an affiliate of Beal Bank.
Pat Curry, Emergent Capital’s Chairman and Chief Executive Officer, commented, “We are pleased to have reached a commitment with Jade Mountain that will allow us to exit bankruptcy reorganization and pay off the Beal Bank facility while incurring very little new debt moving forward with a strong, like-minded partner in Jade Mountain.”
The Commitment Letter and its terms and the transactions contemplated thereby were approved by the Bankruptcy Court on July 22, 2019. The parties intend to consummate the transaction as soon as practicable, subject to completion of definitive documents.
Additional information related to this matter and others referenced in this press release, can be found on a Form 8-K which is being filed with the Securities and Exchange Commission.
About Emergent Capital, Inc.
Emergent (OTCQX: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.
Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Investor Relations Contact
Rob Fink
Hayden IR

646.415.8972
IR@emergentcapital.com
www.emergentcapital.com